EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-71792, 33-55117 and 33-52871) and on Form S-3 (Nos. 33-62979 and 333-07751) of Barrett Business Services, Inc. of our report dated February 4, 1997 appearing on page 29 of this Annual Report on Form 10-K.



/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

Portland, Oregon
March 27, 1997